Exhibit 99.1

KORU Medical Systems Announces New Chief Executive Officer

CHESTER, NY – March 19, 2021 – Repro Med Systems, Inc. dba KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty infusion solutions that help improve quality of life for patients, today announced that Linda Tharby has been appointed President and Chief Executive Officer and will succeed Interim CEO Jim Beck effective April 12, 2021. Mr. Beck will continue to serve on KORU’s Board of Directors.

“On behalf of the Board of Directors and our entire Company, I’d like to thank Jim for stepping up to lead the Company through this process. I am very pleased to welcome Linda to the KORU Medical team,” said John Fletcher, Chairman of the KORU Medical Board of Directors. “Linda brings to KORU a successful track record of relevant executive experience, building and leading strong performing global organizations, developing and commercializing multiple product and service innovations, and delivering solutions to patients in the home setting.  The Board is confident that under Linda’s direction, KORU Medical is well positioned for our next phase of growth as we continue to focus on improving the quality of life of home infusion patients around the world.”

Ms. Tharby, is an experienced global medical device industry executive, with a 24-year career with Becton Dickinson and Company (“BD”; NYSE: BDX), a leading medical technology company. Ms. Tharby was a member of the Executive Leadership team of BD that transformed the company from an $8 billion medical supplies company to an $18 billion global medical technology company. With over 20 years of experience in global business leadership roles, Ms. Tharby has been accountable for portfolio innovation and global commercialization across multiple business units.  She served as the EVP and President of the Life Sciences segment, a $4 billion revenue business unit and Group President of Preanalytical Systems and BD Biosciences.  In her roles as Worldwide President of Diabetes Care and VP/GM of Pharmaceutical Systems, she focused on pharmaceutical partnerships to address self-administration of therapies in the home.  Ms. Tharby also brings enterprise change and integration experience, with her most recent role at BD as the company’s Chief Customer Experience Officer and in her prior role, as the company’s Chief Human Resources Officer through BD’s $24 billion acquisition and integration of C.R. Bard in 2017.  Throughout her career, Ms. Tharby consistently demonstrated the ability to build diverse teams and develop talent internally, and under her guidance many of her direct reports progressed to senior operating or functional leadership roles in the industry.

“I am honored and excited to have the opportunity to join the Company at a pivotal moment in its development,” said Linda Tharby. “KORU Medical addresses a growing patient preference and a global shift to increased healthcare delivery in the home. KORU Medical’s products and services deliver life-saving treatments to patients and provide them the freedom to infuse where and when they choose. I look forward to working with our employees, the executive management team and the Board in our mission to improve the quality of life for patients around the world and to deliver meaningful value to our patients, customers, and shareholders.”

In connection with her appointment, among other things, Ms. Tharby will be granted three restricted stock awards in accordance with Nasdaq Marketplace Rule 5635(c)(4) as an inducement to her employment: (i) 200,000 shares vesting 25% on April 12, 2022 and 25% each 12 months thereafter; (ii) 200,000 shares vesting when the Company's market capitalization has attained specified levels for 90 consecutive days before April 12, 2026; and (iii) 600,000 shares vesting based on specified net sales growth targets for each of the 2022 through 2025 fiscal years, which will vest in full upon the Company maintaining a specified run rate for at least two consecutive quarters after January 1, 2022.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as “confident” and “growing.” Actual results may differ materially from the results predicted and past results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, uncertainties associated with COVID-19, future operating results, market fluctuations, and those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are on file with the SEC and are available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of March 18, 2021. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Greg Chodaczek

347-620-7010

investor@korumedical.com